Exhibit 10.2

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Noble Services Company LLC, a Delaware limited liability company (the “Company”), and Robert Eifler (“Executive”) are parties to that certain Executive Employment Agreement (the “Employment Agreement”) effective as of February 5, 2021 (the “Effective Date”); and

WHEREAS, pursuant to Paragraph 17(a) of the Employment Agreement, the Employment Agreement may be amended by a written document signed by the party against whom such amendment is sought to be enforced; and

WHEREAS, the Company and Executive desire to enter into this First Amendment to Executive Employment Agreement (the “Amendment”) for purposes of amending the terms and conditions of Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows, effective as of March 9, 2021:

1.    Paragraph 9(e) is renamed Paragraph 9(f) and subparagraph (vii) of that paragraph is replaced in its entirety with the following:

(vii) The provisions of this Paragraph 9 are in addition to and supplement any other agreements, covenants or obligations to which the Executive is or may be bound from time to time. To the extent a covenant set forth in this Paragraph 9 conflicts with a covenant or obligation set forth in any other such agreement, the provision that is more favorable to the Company and its affiliated companies will control; provided however that, with respect to the Non-Competition Restriction in Paragraph 9(e), to the extent a covenant set forth in Paragraph 9(e) conflicts with a covenant or obligation set forth in any other such agreement (whether effectuated prior to or following the Effective Date), the provision set forth in Paragraph 9(e) will control unless otherwise expressly agreed to in writing by the Company and Executive.

2.    The following paragraph is added as the new Paragraph 9(e):

(e) Non-Competition Restriction. In consideration of the Company’s provision of confidential information to Executive during Executive’s employment, during Executive’s employment with the Company or its affiliates and for a period of 12 months thereafter, Executive will not, directly or indirectly, either as an individual, proprietor, stockholder, partner, officer, employee or otherwise, work for, become an employee of, contractor to, invest in, provide consulting services to or in any way engage in any business which is primarily engaged in contract drilling services for offshore oil and gas wells and competes (whether directly or indirectly) with the Company anywhere in the world (a “Competitor”); provided, however, that Executive may in any event (i) own up to a 2% passive ownership interest in any public entity that is a Competitor or through a private, non-operating investment vehicle in a Competitor and (ii) following termination of employment with the Company, become employed by or otherwise provide services to a conglomerate that maintains a business unit that is a Competitor, provided that Executive does not provide any services to the Competitor or otherwise engage in any professional communications with any personnel in such business unit that is a Competitor.

3.     All other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of March 9, 2021.

COMPANY:

NOBLE SERVICES COMPANY LLC

By:	/s/ William E. Turcotte
Name:	William E. Turcotte
Title:	Senior Vice President, General Counsel and Corporate Secretary

EXECUTIVE:

/s/ Robert Eifler
Robert Eifler

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